UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2012

HUSA Liquidating Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

c/o Development Specialists, Inc.
200 South Biscayne Blvd., Suite 1818
Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	305/274-2717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.03 Bankruptcy or Receivership

As previously disclosed, on May 16, 2011, HearUSA, Inc., now known as HUSA Liquidating Corporation (the “Company”), filed a voluntary petition for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division (the “Bankruptcy Court”). Subsequently, on July 29, 2011, the Company conducted a Section 363 auction for the sale of substantially all of its assets and, as a result of that auction, entered into an Asset Purchase Agreement to sell substantially all of its assets to an affiliate of Siemens Hearing Instruments, Inc. On August 17, 2011, the Bankruptcy Court issued an order approving the sale, which closed on September 9, 2011, all as previously disclosed on Form 8-K.

The Company is filing this Form 8-K to report that on May 7, 2012, the Company’s Chapter 11 Plan of Liquidation (the “Plan”) was approved by the Bankruptcy Court (the “Confirmation Order”). A copy of the Plan is filed herewith as Exhibit 2.1. The Bankruptcy Court also gave final approval of a disclosure statement prepared by the Company describing the Plan. A copy of that disclosure statement is filed herewith as Exhibit 99.1. The Company issued a press release on May 7, 2012 announcing confirmation of the Plan. A copy of that press release is filed herewith as Exhibit 99.2.

The Company has authorized 75,000,000 shares of common stock and 7,500,000 shares of preferred stock. Immediately prior to entry of the Confirmation Order, the Company had issued and outstanding 45,451,160 shares of common stock and 233 shares of Series J preferred stock. The Plan does not provide for the reservation of either common stock or preferred stock for future issuance in respect of claims or interests filed and allowed under the Plan, but does contemplate the possible cashless exercise of outstanding options to purchase shares of common stock which the Company estimates will result in the issuance of approximately 652,339 interests in the liquidating trust to the holders so that they will be entitled to participate in distributions to common stockholders. The Plan also provides that 6,400,000 shares of outstanding common stock held by Siemens Hearing Instruments, Inc. will not participate in distributions to common stockholders, resulting in common stock outstanding and entitled to participate of 39,051,160 shares and up to an additional 652,339 common stock equivalent interests and 233 shares of preferred stock outstanding. The Plan established May 14, 2012 as the record date for the identification of holders of common stock of the Company entitled to distributions pursuant to the Plan.

Information regarding the assets and liabilities of the Company for the period ending March 31, 2012 which is excerpted from the most recently filed monthly operating report filed with the Bankruptcy Court, is set forth in Exhibit 99.3 hereto. That financial information is incorporated herein by this reference.

The following summary of the Plan is not intended to be a complete description of the Plan. The summary is qualified in its entirety by reference to the Plan. All capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

2

The Plan contemplates an Effective Date (which will be a date chosen by the Company approximately 30 days after entry of the Confirmation Order once all conditions to the effectiveness as set forth in the Plan have been satisfied or waived). On or before the Effective Date, the Company shall enter into a Liquidating Trust Agreement which will establish a Liquidating Trust. The primary purpose of the Liquidating Trust is to pay allowed claims not previously paid by the Company and to distribute remaining assets in the form of cash to the common stockholders (and exercising optionees) (“Liquidating Trust Beneficiaries”) as provided in the Plan. The Liquidating Trust will also serve to settle the final taxes after the Effective Date.

Upon the Effective Date:

•	All of the Company’s assets will be transferred to the Liquidating Trust that will be responsible for liquidating claims and remaining assets and making distributions to the creditors and equity holders, all as contemplated by the Plan;
•	The holders of allowed secured claims, unsecured priority claims, general unsecured claims and preferred stock of the Company will receive distributions from the Liquidating Trust as described in the Plan;
•	Holders of allowed administrative, tax, secured and unsecured claims are expected to receive 100% of their allowed claims;
•	Holders of preferred stock are expected to receive 100% of the face value of such preferred stock plus accrued and unpaid dividends and those who previously issued a redemption notice will receive a change of control redemption premium of 20% of such face value;
•	Holders of common stock (and those persons holding interests upon the exercise of options as contemplated in the Plan) are expected to receive $0.97 per share of common stock after payment of all allowed claims and the provision of taxes;
•	All members of the board of directors shall be deemed to have resigned; and
•	All equity interests in the Company (including outstanding shares of common stock, preferred stock, options or other rights to acquire any equity interests of the Company) will be deemed cancelled and extinguished and the Company will be dissolved.

The Confirmation Order constitutes an order under section 365 of the Bankruptcy Code rejecting all remaining prepetition executory contracts and unexpired leases to which the Company is a party, unless such contract or lease (a) previously shall have been assumed, assumed and assigned, or rejected by the Company; (b) previously shall have expired or terminated pursuant to its own terms before the Effective Date; or (c) is the subject of a pending motion to assume or reject on the Confirmation Date.

3

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Amended Chapter 11 Plan of Liquidation of HearUSA, Inc., dated March 13, 2012
99.1	Amended Disclosure Statement of HearUSA, Inc. dated March 13, 2012
99.2	Press Release issued May 7, 2012
99.3	Financial information for the Company as of March 31, 2012 as excerpted from the Company’s monthly operating report as filed with the Bankruptcy Court

4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUSA Liquidating Corporation
(Registrant)

Date: May 10, 2012	By:	/s/ Joseph Luzinski
Name: Joseph Luzinski
Title: Chief Restructuring Officer

5